Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR QUARTER AND FISCAL YEAR ENDED JUNE 30, 2007

CONFERENCE CALL SCHEDULED FOR OCTOBER 2, 2007

Ft. Lauderdale, FL, September 28, 2007 - SMF ENERGY CORPORATION, formerly, STREICHER MOBILE FUELING, INC., (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, today announced the results for the fourth quarter and year ended June 30, 2007.

Fourth Quarter Summary:

The Company incurred a $1.6 million net loss for the fourth quarter 2007, a decrease of $1.5 million from the $3.1 million net loss for the same period in 2006 primarily resulting from a $412,000 increase in gross profit, a $202,000 decrease in selling, general and administrative expenses, a $562,000 decrease in interest expense, and a $321,000 gain on sale of assets. The net loss for the fourth quarter 2007 and 2006 included non-cash expenses of $1.0 million and $2.0 million, respectively.

The $412,000 increase in gross profit resulted from the reduction in business with net margin contributions below acceptable levels. The net margin per gallon for the fourth quarter 2007 increased by 32%, to 16.8 cents from 12.7 cents in fourth quarter 2006. The increase in margins is the result of our emphasis on eliminating non-value low margin customer services, as the Company continues to focus on improving net margin contribution from new and existing business.

The decrease in selling, general and administrative expenses (“SG&A”) was primarily due to a decrease of $897,000 in the SG&A expenses associated with the integration of the acquisitions of H & W and Shank. The decrease was partially offset by $512,000 in incremental corporate infrastructure costs, including those related to the Company’s completion of the development and implementation of its new fully integrated accounting, operations, internal controls and management information systems. With the completion of the integration of the three legacy systems and the development of a strong corporate infrastructure, the Company believes that it has provided the necessary foundation to support the execution of its strategies of acquisition and diversification.

The quarterly performance also improved due to a decrease in interest expense of $562,000, primarily as a result of decreases in outstanding debt due to payments of principal of $1.8 million and conversions of $1.6 million of secured promissory notes into common stock made in fiscal year 2007.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“EBITDA”), a non-GAAP measure, for the fourth quarter 2007 was $127,000 compared to an EBITDA of $(771,000) for the fourth quarter in 2006. The improvement in EBITDA of $898,000 was primarily the result of a $412,000 increase in gross profit, a $202,000 decrease in selling, general and administrative expenses, and a $321,000 gain on sale of assets, discussed above.

Fiscal Year Summary

Net loss for fiscal year 2007 was $6.6 million in fiscal 2007, as compared to $4.9 million in fiscal 2006. The $1.7 million increase in net loss resulted primarily from the increase in selling, general and administrative expenses of $2.6 million, partially offset by the increase in gross profit of $222,000, and the decrease in interest expense of $298,000. Total non-cash expenses for fiscal year 2007 and 2006 were $4.6 million and $4.8 million, respectively.

The higher selling, general and administrative expenses of $2.6 million were due to incremental corporate infrastructure costs of $2.2 million incurred to support the acquisition and diversification strategies of the Company. Additionally, there was an increase of $610,000 in legal fees, from $285,000 to $895,000 that were related to the Company’s reincorporation in Delaware, legal public company costs, litigation and general legal matters. In fiscal year 2007, the Company also incurred $273,000 in additional non-legal public company costs, increasing from $910,000 to $1.2 million. Other selling, general and administrative increases include additional depreciation of $393,000 primarily related to the new ERP system and expanded corporate office and operations space. These increases were partially offset by a decrease of $760,000 as a result of the integration of the companies acquired.

The increase in SG&A expenses was partially offset by a $222,000 increase in gross profit resulting from the reduction in business with net margin contributions below acceptable levels, and our focus on developing new business with higher overall net margin per gallon contribution. The increase in SG&A was also partially offset by a decrease in interest expense of $298,000 primarily as a result of lower outstanding debt, as discussed above.

EBITDA was $252,000 in fiscal 2007, as compared to $1.8 million in fiscal 2006, a decrease of $1.5 million, or 86% in fiscal 2007 compared to fiscal 2006. The decrease in EBITDA was primarily due to an increase of $2.1 million in selling, general and administrative expenses excluding depreciation, amortization and employee stock compensation expense.

For fiscal year 2007, net margin per gallon was 16.9 cents per gallon compared to 14.9 cents per gallon for the same period in the prior year. The increase in net margin per gallon was the result of our elimination or reduction of prior low margin business, including the termination of operations in our Baltimore location. With the completion of the implementation of our ERP systems, we anticipate that, in the future, management will be in a better position to evaluate and identify lower margin operations and services and respond accordingly.

Key developments since the end of our third quarter include:

•
We continued to reduce our outstanding promissory notes by an additional $939,000, adding up to an aggregate of $1.6 million during the year, through their conversion into common stock as a result of the exercise of common stock purchase warrants with the conversion of promissory notes by certain investors.

•
The May 2007 sale of 29 pieces of equipment for $1.1 million, realizing a net gain of approximately $321,000. The proceeds of the sale are being used to upgrade the Company’s fleet through the purchase of new and under warranty equipment thus reducing future repair and maintenance costs.

•
We completed the implementation of our information systems. The ERP operating and accounting systems replaced three legacy systems. The effective utilization of the new systems will enable us to realize economies of scale and eliminate duplicative costs while creating an improved capability to integrate future acquisitions on an accelerated basis. We believe that the distractions associated with this implementation impacted our ability to manage the acquisitions, and the legacy business was severely hampered by an incomplete and disjointed set of information tools, impairing our profitability. We also believe that the disruptions to our business created by the implementation of the new system are now behind us.

•
Subsequent to our fiscal year 2007, on August 8, 2007, we sold $11.8 million in debt and equity securities (the “Offering”). We satisfied the principal balance of our then outstanding August 2003, January 2005 and September 2005 promissory notes with the proceeds of the August 2007 placement. As a result of this transaction we lowered our senior secured subordinated debt from $11.2 million to $10.6 million at August 8, 2007. Since the new notes mature on December 31, 2009, the debt associated with the promissory notes was classified in our June 30, 2007 consolidated balance sheet as long-term debt.

Richard E. Gathright, Chairman, Chief Executive Office and President, commented:

“In the 2007 fiscal year we expended significant capital resources to complete our infrastructure and integration program required for the execution of our business plan. These expenditures totaled $2.2 million and resulted in markedly higher selling, general and administrative expenses. However, the completion of this program is now allowing us to effectively eliminate duplicative costs from our prior acquisitions and operations, and create economies of scale within our existing organization, while providing us with the ability to integrate future acquisitions on an accelerated basis.

We are now able to more efficiently manage our existing business, as indicated by our improving net margins which increased on a total dollar basis by 8% in the fourth quarter of this fiscal year versus last year and 2% when comparing the current year to the prior year. On a per gallon basis, our net margin increase was 32% and 13% when comparing the current quarter and year to the prior periods.

As we moved our infrastructure development program to conclusion in fiscal 2007, we took positive steps to reduce our debt and strengthen our balance sheet by raising $3.3 million in equity and converting over $1.6 million of senior subordinated debt into equity. We have continued our efforts into fiscal 2008 where strong support of our strategic growth plan from existing and new investors, including institutions, has allowed us to refinance our remaining senior subordinated debt, eliminating all principal payments until December 31, 2009. We also reduced our senior subordinated debt by $3.4 million since the beginning of the 2007 fiscal year and, overall, have reduced the original principal amount of this debt from $16.0 million to $10.6 million as of today.

Our financial performance in fiscal 2007 must be viewed in light of the $2.2 million of corporate infrastructure and integration costs; $4.6 million of non-cash charges, a quarter of which related to the accounting treatments of our capital formation and debt restructuring transactions; and $2.1 million directly related to public company and legal costs. These costs were incurred in advance of our anticipated growth and diversification, and our resulting ability to realize the operating synergies and economies of scale. We believe that the combination of these factors will result in bottom-line financial performance.

The SMF Energy management and employee culture has been redefined to meet the opportunity presented in our industry, and we are executing our business plan in fiscal 2008.”

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and volume data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Petroleum product sales and service revenues	$51,007	$62,333	$203,375	$219,393
Petroleum product taxes	6,519	7,898	26,394	29,306
Total revenues	57,526	70,231	229,769	248,699

Cost of petroleum product sales and service	48,086	59,824	190,744	206,984
Petroleum product taxes	6,519	7,898	26,394	29,306
Total cost of sales	54,605	67,722	217,138	236,290

Gross profit	2,921	2,509	12,631	12,409

Selling, general and administrative expenses	3,950	4,152	15,836	13,262

Operating (loss) income	(1,029)	(1,643)	(3,205)	(853)

Interest expense	(919)	(1,481)	(3,727)	(4,025)
Interest and other income (expense)	334	(11)	343	-

Loss before income taxes	(1,614)	(3,135)	(6,589)	(4,878)

Income tax expense	-	-	-	-

Net loss	$(1,614)	$(3,135)	$(6,589)	$(4,878)

Basic and diluted net loss per share	$(0.12)	$(0.30)	$(0.57)	$(0.50)

Basic and diluted weighted average number of shares outstanding during the period	13,678	10,350	11,509	9,819

EBITDA (non-GAAP measure)	$127	$(771)	$252	$1,781

Gallons sold	19,678	24,114	84,899	94,261

Net margin	$3,307	$3,052	$14,333	$14,076

Net margin per gallon (in cents) (1)	16.8	12.7	16.9	14.9

(1)	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G. The regulation was promulgated by the Securities and Exchange Commission.

Reconciliation of Net Loss to EBITDA (non-GAAP measure):

	(Unaudited)
	Three Months Ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006

Net loss	$(1,614)	$(3,135)	$(6,589)	$(4,878)
Add back:
Interest expense	919	1,481	3,727	4,025
Stock-based compensation expense	187	231	491	511
Depreciation and amortization expense:
Cost of sales	386	540	1,702	1,667
Selling, general and administrative expenses	249	112	921	456
EBITDA	$127	$(771)	$252	$1,781

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	6/30/2007	6/30/2006
ASSETS
Current assets	$29,183	$32,182
Property, plant and equipment, net	10,017	11,739
Other assets, net	4,725	4,193
	$43,925	$48,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	29,015	30,884
Long-term debt, net and other liabilities	10,796	11,690
Stockholders’ equity	4,114	5,540
	$43,925	$48,114

CONFERENCE CALL

Management will host a conference call on Tuesday, October 2, 2007, at 10:00 A.M. EDT, to further discuss the results of the Company’s fourth quarter and fiscal year ended June 30, 2007. The conference call will be available via teleconference by dialing 800-295-4740 (domestic) or 617-614-3925 (international), using Pass Code 95156335. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from October 2, 2007, at 12:00 P.M. EDT until Midnight EDT on October 9, 2007, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 46728359. A web archive will be available for 30 days at www.mobilefueling.com.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-K for the year ended June 30, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007.